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                                                                     EXHIBIT 99


                          [MLF BANCORP LETTERHEAD]



                                PRESS RELEASE



FOR IMMEDIATE RELEASE



               MLF BANCORP, INC. ANNOUNCES 2-FOR-1 STOCK SPLIT



        VILLANOVA, Pennsylvania, July 25, 1996 -- MLF Bancorp, Inc. ("Company") (NASDAQ NMS: MLFB), today announced that the Company's Board of Directors has declared a two-for-one stock split to be effective on September 6,1996 to shareholders of record at the close of business on August 9, 1996. Shareholders will receive one additional share of MLF Bancorp, Inc. stock for every one share held at the date of record. As a result of the split, the number of shares outstanding will increase from 5,934,605 to 11,869,210.

        Commenting on the Board's action, President and Chief Executive Officer, Dennis S. Marlo, noted, "The stock split is a sign of our continuing commitment to our investors, and of our confidence in the Company's capacity to provide continued earnings growth. We believe that, by splitting the stock, we are providing value to our shareholders by enhancing market liquidity in our stock."

        Yesterday, the Company reported first quarter earnings of $3.2 million, equivalent to $0.54 per share based on current shares outstanding, the Company's best quarterly earnings since going public in August 1994.

        MLF Bancorp, Inc. is the holding company for Main Line Bank. The Bank conducts business from its headquarters in Villanova, PA, 18 full-service Business Centers in Chester, Delaware, and Montgomery counties, and nine mortgage loan production offices in eastern Pennsylvania, southern New Jersey, and northern Delaware.



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Contact: Brian M. Hartline
         Chief Financial Officer
         (610) 526-6270



MLF Bancorp, Inc. press releases available at http://www.prnewswire.com/